Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of OGE Energy Corp. for the registration of Common Stock and to the incorporation by reference therein of our reports dated February 17, 2011, with respect to the consolidated financial statements and schedule of OGE Energy Corp., and the effectiveness of internal control over financial reporting of OGE Energy Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma
November 21, 2011